Exhibit 99.1

Contact:	Media:	Investors:
	Wilson Grabill Communications 212-546-4377 wilson.grabill@bms.com	John Elicker Investor Relations 212-546-3775 john.elicker@bms.com

	Rebecca Goldsmith Communications 212-546-2793 rebecca.goldsmith@bms.com	Suketu Desai Investor Relations 609-252-5796 suketu.desai@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND TWELVE MONTHS OF 2007

•	Posts 33% Sales Growth from Continuing Operations in the Fourth Quarter 2007

•	Revises 2008 EPS Guidance Primarily to Reflect the Sale of Medical Imaging

•	Reaffirms Expected Non-GAAP EPS CAGR of at least 15% from 2007 Base Through 2010, Subject to Certain Assumptions

•	Completes Sale of Medical Imaging Business, Reports as Discontinued Operations, with Fourth Quarter EPS of $0.02 and Full-Year EPS of $0.10

•	Posts Fourth Quarter 2007 GAAP Loss Per Share of $0.07 and 2007 Full Year GAAP EPS of $0.99 from Continuing Operations, Impacted by Specified Items

•	Posts Fourth Quarter and Full Year 2007 Non-GAAP EPS of $0.33 and $1.38 from Continuing Operations ($0.35 and $1.48, including Discontinued Operations), Exceeding Top End of Non-GAAP Guidance Range

(NEW YORK, January 31, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the fourth quarter and twelve months ended December 31, 2007 and revised 2008 earnings guidance primarily to reflect the sale of the Medical Imaging business.

Bristol-Myers Squibb posted fourth quarter 2007 net sales from continuing operations of $5.4 billion, an increase of 33%, including a 5% favorable foreign exchange impact, compared to the same period in 2006. Excluding the estimated adverse impact of generic competition for PLAVIX® in 2006, net sales from continuing operations increased 13%. The company reported a fourth quarter 2007 net loss from continuing operations of $133 million, or a loss of $0.07 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to a net loss from continuing operations of $170 million, or a loss of $0.09 per diluted share for the same period in 2006. The 2007 results include charges of $292 million associated with the implementation of the previously announced Productivity Transformation Initiative, an in-process research and development charge of $230 million in connection with the acquisition of Adnexus Therapeutics (Adnexus) and an impairment charge of $275 million on the company’s investments in auction rate securities. On a non-GAAP basis excluding specified items, fourth quarter 2007 net earnings from continuing operations were $654 million, or $0.33 per diluted share, compared to $344 million, or $0.18 per diluted share for the same period in 2006.

On January 8, 2008, the company completed the sale of its Medical Imaging business for approximately $525 million, which is presented as a discontinued operation. Included in discontinued operations were fourth quarter net sales of $142 million and $156 million in 2007 and 2006, respectively, and basic and diluted earnings per share of $0.02 in the fourth quarters of 2007 and 2006.

“We are moving forward with important strategic actions that are helping us advance our pipeline, increase productivity and transform to a Next Generation BioPharma company,” said James M. Cornelius, chief executive officer, Bristol-Myers Squibb. “Our underlying operating performance this quarter was strong, demonstrating the power of our medicines to help even more people prevail in their fight against serious diseases. The sale of Medical Imaging has strengthened our ability to consider future acquisitions that add to our capabilities, portfolio and pipeline of biotech and specialty medicines. And our Productivity Transformation Initiative, which helps identify ways to operate more efficiently, has spawned a new culture of continuous improvement.”

For the twelve months ended December 31, 2007, net sales from continuing operations increased 12%, including a 3% favorable foreign exchange impact, to $19.3 billion compared to the same period in 2006. Net earnings from continuing operations in the twelve months of 2007 on a GAAP basis were $2.0 billion, or $0.99 per diluted share, compared to $1.4 billion, or $0.73 per diluted share for the same period last year. On a non-GAAP basis, excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations of $2.7 billion, or $1.38 per diluted share for the twelve months ended December 31, 2007, compared to $2.0 billion, or $1.01 per diluted share for the same period last year. Included in discontinued operations were Medical Imaging full year 2007 and 2006 net sales of $629 million and $658 million, respectively, and basic and diluted earnings per share of $0.10 and $0.08 in 2007 and 2006, respectively.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

In December, the European Commission granted marketing authorization for ATRIPLA® (efavirenz 600 mg/emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg), formally approving ATRIPLA® for commercialization in the 27 countries of the European Union, as well as in Norway and Iceland. ATRIPLA® has been launched in the United Kingdom, Germany and Austria.

In December, Bristol-Myers Squibb and Medarex, Inc. announced top-line data from three registrational trials that constitute the monotherapy program for ipilimumab in patients with metastatic melanoma. The companies plan to meet with regulatory agencies in the near future to discuss possible regulatory pathways forward based on these data.

In November, Bristol-Myers Squibb and Pierre Fabre Medicament announced the termination of the license agreement for the development of vinflunine, a chemotherapy agent under investigation for the treatment of advanced or metastatic bladder cancer and other tumor types.

In November, ABILIFY® (aripiprazole) was approved by the Food and Drug Administration (FDA) as adjunctive, or add-on, treatment to antidepressant therapy (ADT) in adults with major depressive disorder (MDD). ABILIFY® is the first medication approved by the FDA as add-on treatment for MDD. The FDA also approved ABILIFY® for the treatment of schizophrenia in adolescent patients (ages 13-17) and accepted for Priority Review the supplemental New Drug Application (sNDA) for the treatment of pediatric patients (ages 10-17) with Bipolar I Disorder.

In November, the FDA approved new labeling for SPRYCELTM to include a lower recommended starting dose of 100 mg once daily and safety and efficacy data in a greater number of patients with chronic-phase chronic myeloid leukemia (CML) resistant or intolerant to prior therapy including GLEEVEC® (imatinib mesylate). The previous recommending starting dose was 70 mg twice daily.

In October, the company launched IXEMPRA™ (ixabepilone), for the treatment of patients with metastatic or locally advanced breast cancer, in the U.S. In addition, the Japanese New Drug Application for ixabepilone was submitted in December, and the Marketing Authorization Application for ixabepilone is under review by the European Medicines Evaluation Agency following submission in September.

PRODUCTIVITY TRANSFORMATION INITIATIVE

The company undertook a broad range of actions in the fourth quarter as part of the previously announced, three-year Productivity Transformation Initiative, which is reducing costs, streamlining operations and rationalizing global manufacturing. The initiative, which is on track to achieve $1.5 billion in cost savings and cost avoidance by 2010, is central to the company’s strategy to become a more nimble and flexible Next Generation BioPharma enterprise. In line with the previously announced guidance, the company recorded a $292 million charge in the fourth quarter in connection with the initiative. Among the many productivity activities across the entire company this quarter, the company announced the impending closure of several manufacturing facilities, including Barceloneta, Puerto Rico and Mayaguez, Puerto Rico.

FOURTH QUARTER RESULTS

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Fourth quarter 2007 net sales from continuing operations increased 33% to $5.4 billion, including a 5% favorable foreign exchange impact compared to the same period in 2006. U.S. net sales from continuing operations increased 51% to $3.0 billion for the quarter compared to 2006, primarily due to increased PLAVIX® sales, as well as the continued growth of key and newer products. International net sales from continuing operations increased 15% to $2.4 billion, including a 10% favorable foreign exchange impact.

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Cost of products sold, as a percentage of net sales, decreased to 33.8% in the fourth quarter of 2007 compared to 34.4% in the same period in 2006. The margin improvement was primarily due to sales growth of higher margin products in 2007.

•	Marketing, selling and administrative expenses increased by 5% to $1.3 billion in the fourth quarter of 2007 compared to the same period in 2006, primarily due to foreign exchange impact.

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Advertising and product promotion spending increased by 16% to $483 million in the fourth quarter of 2007 from $415 million in the same period in 2006, driven primarily by increased spending for direct-to-consumer advertising for PLAVIX®, ABILIFY® and ORENCIA®, as well as investments to support the launch of IXEMPRA™.

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Research and development expenses increased 42% to $1,138 million in the fourth quarter of 2007 from $799 million in the same period in 2006. This increase primarily reflects the in-process research and development charge of $230 million in 2007 in connection with the acquisition of Adnexus.

INCOME TAXES

The effective tax rate on income from continuing operations before minority interest and income taxes was 67.8% for the three months ended December 31, 2007, compared with a tax benefit of 54.3% on the loss from continuing operations before minority interest and income taxes for the three months ended December 31, 2006. The fourth quarter 2007 tax rate was impacted by an impairment on the company’s investment in certain financial instruments with no tax benefit and the non-deductible write-off of acquired in-process research & development expenses related to the acquisition of Adnexus. The fourth quarter 2006 tax benefit was in part attributable to the reinstatement of the U. S. Federal Research and Development credit in December 2006, which was partially offset by the treatment of provisions for a portion of certain litigation reserves as non-deductible.

SPECIFIED ITEMS, INCLUDING IMPAIRMENT CHARGE

In the three months ended December 31, 2007 and 2006, the company recorded specified income and expense items that affected the comparability of the results. This included fourth quarter 2007 charges of $292 million in connection with the execution of the previously announced Productivity Transformation Initiative, $230 million for acquired in-process research and development relating to the acquisition of Adnexus and $275 million relating to an impairment of the company’s investment in certain auction rate securities (ARS).

As of December 31, 2007, the company had approximately $2.2 billion of cash, cash equivalents and short-term marketable securities. In addition, the company had $811 million of principal invested in ARS. The ARS held by the company are private placement securities with long-term nominal maturities for which the interest rates are reset through a dutch auction each month. The monthly auctions historically have provided a liquid market for these securities. The company’s investments in ARS represent interests in collateralized debt obligations supported by pools of residential and commercial mortgages or credit cards, insurance securitizations and other structured credits, including corporate bonds. Some of the underlying collateral for the ARS held by the company consists of sub-prime mortgages.

Consistent with the company’s investment policy guidelines, the ARS investments held by the company all had AAA/Aaa credit ratings at the time of purchase. With the liquidity issues experienced in global credit and capital markets, the ARS held by the company at December 31, 2007 have experienced multiple failed auctions as the amount of securities submitted for sale has exceeded the amount of purchase orders. In addition, in the fourth quarter of 2007, $79 million of principal invested in ARS held by the company were downgraded and others were placed on credit watch. All of these securities retain at least one AAA rating.

The estimated market value of the company’s ARS holdings at December 31, 2007 was $419 million, which reflects a $392 million adjustment to the principal value of $811 million. Although the ARS continue to pay interest according to their stated terms, based on third-party valuation models and an analysis of other-than-temporary impairment factors, the company has recorded an impairment charge of $275 million in the fourth quarter, reflecting the portion of ARS holdings that the company has concluded have an other-than-temporary decline in value. In addition, the company recorded an unrealized pre-tax loss of $142 million in other comprehensive income as a reduction in shareholders’ equity, reflecting $117 million of adjustments to ARS holdings and $25 million of other marketable securities that the company has concluded have a temporary decline in value. The $275 million impairment charge does not have a material impact on the company’s liquidity or financial flexibility.

Historically, given the liquidity created by the auctions, ARS were presented as current assets under marketable securities on the company’s balance sheet. Given the failed auctions, the company’s ARS are illiquid until there is a successful auction for them. Accordingly, the entire amount of such remaining ARS has been reclassified from current to non-current assets on the company’s balance sheet.

If uncertainties in the credit and capital markets continue, these markets deteriorate further or the company experiences any additional ratings downgrades on any investments in its portfolio (including on ARS), the company may incur additional impairments to its investment portfolio, which could negatively affect the company’s financial condition, cash flow and reported earnings. The company believes that based on the company’s current cash, cash equivalents and marketable securities balances of $2.2 billion at December 31, 2007 and expected operating cash flows, the current lack of liquidity in the credit and capital markets will not have a material impact on the company’s liquidity, cash flow, financial flexibility or its ability to fund its operations, including the dividend.

For information on specified items, see Appendix 2. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in Appendix 1 attached and in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales increased 39% to $4.4 billion in the fourth quarter of 2007, including a 5% favorable foreign exchange impact, compared to the same period in 2006.

U.S. pharmaceutical sales increased 65% to $2.5 billion in the fourth quarter of 2007 compared to the same period in 2006, primarily due to increased PLAVIX® sales, as well as the continued growth of ABILIFY®, REYATAZ®, the SUSTIVA® Franchise and ERBITUX®, and sales of newer products ORENCIA®, BARACLUDE®, SPRYCEL™ and IXEMPRA™.

International pharmaceutical sales increased 16%, including a 10% favorable foreign exchange impact, to $1.9 billion in the fourth quarter of 2007 compared to the same period in 2006. The increase was primarily due to sales growth in REYATAZ® and ABILIFY® and newer products ORENCIA®, BARACLUDE® and SPRYCEL™, partially offset by increased generic competition for PRAVACHOL® and TAXOL®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the fourth quarter of 2007.

Product Sales

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Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis increased 177%, including a 4% favorable foreign exchange impact, to $1,374 million in the fourth quarter of 2007, from $496 million in the same period in 2006. Sales of PLAVIX® increased in the U.S. to $1,178 million in the fourth quarter of 2007 from $343 million in the same period in 2006. The comparison to the fourth quarter 2006 sales reflects the adverse impact of generic competition for PLAVIX® in 2006, which the company estimates to be in the range of $700 million to $750 million. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 6% in the fourth quarter of 2007 compared to 2006. Estimated total U.S. prescription demand for branded PLAVIX® increased by 295% in the same period.

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Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 7%, including a 5% favorable foreign exchange impact, to $328 million in the fourth quarter of 2007 from $307 million in the same period in 2006. U.S. sales increased 1% to $183 million in the fourth quarter of 2007 from $182 million in the same period in 2006. Estimated total U.S. prescription demand decreased approximately 5% compared to 2006. International sales increased 16%, including a 13% favorable foreign exchange impact, to $145 million compared to $125 million in the same period in 2006.

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Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 28%, including a 3% favorable foreign exchange impact, to $462 million in the fourth quarter of 2007 from $362 million in the same period in 2006. U.S. sales increased 23% to $361 million in the fourth quarter 2007 from $294 million in the same period in 2006, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 11% compared to the same period last year. International sales increased 49%, including a 16% favorable foreign exchange impact, to $101 million in the fourth quarter of 2007 from $68 million in the same period in 2006, due to continued growth across European markets. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

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Sales of REYATAZ®, a protease inhibitor for the treatment of human immunodeficiency virus (HIV), increased 31%, including a 5% favorable foreign exchange impact, to $334 million in the fourth quarter of 2007 from $255 million in the same period in 2006. U.S. sales increased 15% to $165 million in the fourth quarter of 2007 from $144 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 12%

compared to 2006. International sales increased 52%, including an 11% favorable foreign exchange impact, to $169 million in the fourth quarter of 2007 from $111 million in the same period in 2006 primarily due to increased demand in Latin America and Europe.

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Sales of the SUSTIVA® Franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 17%, including a 5% favorable foreign exchange impact, to $260 million in the fourth quarter of 2007 from $222 million in the same period in 2006. U.S. sales increased 13% to $162 million in the fourth quarter of 2007 from $144 million in the same period in 2006, primarily due to higher demand of ATRIPLA™. Estimated total U.S. prescription demand increased approximately 15% compared to 2006. International sales increased 26%, including a 13% favorable foreign exchange impact, to $98 million in the fourth quarter of 2007 from $78 million in the same period in 2006. Total revenue for the SUSTIVA® Franchise includes sales of SUSTIVA®, as well as revenue from bulk efavirenz included in the combination therapy ATRIPLA™, which is sold through a joint venture in the U.S. and Canada with Gilead Sciences, Inc.

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Sales of BARACLUDE®, an oral antiviral agent for the treatment of chronic hepatitis B, increased 175%, including a 13% favorable foreign exchange impact, to $99 million in the fourth quarter of 2007 from $36 million in the same period in 2006, due to continued growth across all markets.

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Sales of ORENCIA®, a fusion protein indicated for adult patients with moderate to severe rheumatoid arthritis launched in 2006, increased 134%, including a 3% favorable foreign exchange impact, to $75 million, in the fourth quarter of 2007 from $32 million in the same period in 2006.

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Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 11% to $185 million in the fourth quarter of 2007 from $167 million in the same period in 2006, due to growth in the use for head and neck and colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

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Sales for SPRYCEL™, an oral inhibitor of multiple tyrosine kinases, increased to $56 million in the fourth quarter of 2007 from $14 million in the same period in 2006. This was due to launches in international markets beginning in the fourth quarter of 2006 and the continued growth in the U.S.

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Sales of IXEMPRA™, a microtubule inhibitor for the treatment of patients with metastatic or locally advanced breast cancer, were $15 million in the fourth quarter of 2007. IXEMPRA™ was launched in the U.S. in October 2007.

HEALTH CARE GROUP

The combined fourth quarter 2007 revenues for the Health Care Group increased 9%, including a 5% favorable foreign exchange impact, to $1.0 billion compared to the same period in 2006. On January 8, 2008, the company completed the sale of Medical Imaging, which is presented as a discontinued operation.

Nutritionals

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Worldwide Nutritional sales increased 8%, including a 4% favorable foreign exchange impact, to $670 million in the fourth quarter of 2007 from $618 million in the same period in 2006. U.S. Nutritional sales decreased 7% to $275 million in the fourth quarter of 2007, primarily due to contract transitions under the Women, Infants and Children (WIC) program. International Nutritional sales increased 22% to $395 million in the fourth quarter of 2007, including a 9% favorable foreign exchange impact, primarily due to increased sales in infant formula and broad-based growth in Asia and Latin America.

ConvaTec

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Worldwide ConvaTec sales increased 11%, including a 7% favorable foreign exchange impact, to $323 million in the fourth quarter of 2007 from $291 million in the same period in 2006. Sales of wound therapeutic products increased 11%, including a 7% favorable foreign exchange impact, to $136 million in the fourth quarter of 2007 from $123 million in the same period in 2006, primarily due to continued growth of AQUACEL®.

2008 GUIDANCE

Bristol-Myers Squibb revises its 2008 earnings guidance for fully diluted earnings per share from continuing operations on a GAAP basis to be between $1.36 and $1.46 from $1.44 to $1.54, primarily reflecting the impact from the sale of the Medical Imaging business. The revised GAAP guidance includes estimated charges of approximately $500 million related to implementation of the Productivity Transformation Initiative, which will be dependent on timing of implementation and accounting treatment.

The company also revises its 2008 fully diluted earnings per share from continuing operations guidance on a non-GAAP basis to be between $1.60 and $1.70 from $1.65 to $1.75, primarily reflecting the impact of the Medical Imaging divestiture. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Further, the 2008 guidance excludes other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations to grow at a minimum of 15 percent compounded annual growth rate, from the 2007 base, for the next three years, excluding costs associated with the Productivity Transformation Initiative and other specified items that have not yet been identified and quantified. The guidance assumes certain other assumptions including mid to high single digit sales growth, continued improvement in its pharmaceutical margins driven by rationalization of its manufacturing network, flat marketing, selling and administrative expense over the time period with productivity initiatives offsetting investments in new product launches, mid single digit growth in research and development spending, and an increase in the effective tax rate from 2008 levels.

The financial guidance for 2008 and the three-year compound annual growth rate further assume that the company and its product partner, sanofi-aventis, maintain exclusivity for the PLAVIX® patent through at least 2010.

As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex Inc. and Apotex Corp. (Apotex). Apotex’s appeal of the U.S. District Court decision upholding the validity and enforceability of the main patent protection for PLAVIX® is still pending before the U.S. Court of Appeals for the Federal Circuit. Activities relating to the damages phase of the litigation in the U.S. District Court continue to proceed.

Even though the company and its alliance partner, sanofi-aventis, prevailed in the U.S. District Court, if Apotex were to prevail on appeal, the company could expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with its alliance partner, sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of the appeal by Apotex of the patent litigation or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® were $4.1 billion and $2.7 billion in 2007 and 2006, respectively.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: charges related to implementation of the Productivity Transformation Initiative; gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings;

upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; co promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; impairments to marketable securities; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to the company’s investment portfolio) competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its productivity transformation initiatives, the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on January 31, 2008 at 10:00 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-312-0980. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Wilson Grabill, 212-546-4377, Communications, Rebecca Goldsmith, 212-546-2793, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

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ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES FROM CONTINUING OPERATIONS

BY OPERATING SEGMENT

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Pharmaceuticals	$4,388	$3,148	$15,622	$13,861

Nutritionals	670	618	2,571	2,347
ConvaTec	323	291	1,155	1,048

Health Care Group	993	909	3,726	3,395

Net Sales from continuing operations	$5,381	$4,057	$19,348	$17,256

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and twelve months ended December 31, 2007 compared to the three and twelve months ended December 31, 2006. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2007	2006	% Change	2007	2006	% Change	% Change in U.S. Total Prescriptions vs. 2006
Three Months Ended December 31,

Pharmaceuticals
Cardiovascular
Plavix	$1,374	$496	177%	$1,178	$343	**	**
Avapro/Avalide	328	307	7%	183	182	1%	(5)%
Pravachol	90	146	(38)%	18	50	(64)%	(80)%
Coumadin	53	57	(7)%	43	48	(10)%	(14)%
Virology
Reyataz	334	255	31%	165	144	15%	12%
Sustiva Franchise (total revenue)	260	222	17%	162	144	13%	15%
Baraclude	99	36	175%	29	18	61%	59%
Oncology
Erbitux	185	167	11%	182	165	10%	N/A
Taxol	114	130	(12)%	5	2	150%	N/A
Sprycel	56	14	**	17	11	55%	96%
Ixempra	15	—	—	15	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	462	362	28%	361	294	23%	11%
Immunoscience
Orencia	75	32	134%	66	31	113%	N/A
Other Pharmaceuticals
Efferalgan	87	74	18%	—	—	—	N/A
Nutritionals
Enfamil	280	271	3%	179	190	(6)%	N/A
Enfagrow	79	67	18%	—	—	—	N/A
ConvaTec
Ostomy	167	151	11%	47	45	4%	N/A
Wound Therapeutics	136	123	11%	43	43	—	N/A

**	Change is in excess of 200%.

(Continued)

	Worldwide Net Sales			U.S. Net Sales
	2007	2006	% Change	2007	2006	% Change	% Change in U.S. Total Prescriptions vs. 2006
Twelve Months Ended December 31,

Pharmaceuticals
Cardiovascular
Plavix	$4,755	$3,257	46%	$4,060	$2,655	53%	34%
Avapro/Avalide	1,204	1,097	10%	692	647	7%	(4)%
Pravachol	443	1,197	(63)%	139	553	(75)%	(82)%
Coumadin	201	220	(9)%	164	186	(12)%	(16)%
Virology
Reyataz	1,124	931	21%	587	514	14%	13%
Sustiva Franchise (total revenue)	956	791	21%	604	495	22%	20%
Baraclude	275	83	**	88	50	76%	77%
Oncology
Erbitux	692	652	6%	683	646	6%	N/A
Taxol	422	563	(25)%	14	12	17%	N/A
Sprycel	158	25	**	58	22	164%	**
Ixempra	15	—	—	15	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	1,660	1,282	29%	1,305	1,052	24%	12%
Immunoscience
Orencia	231	89	160%	216	88	145%	N/A
Other Pharmaceuticals
Efferalgan	308	266	16%	—	—	—	N/A
Nutritionals
Enfamil	1,082	1,007	7%	722	688	5%	N/A
Enfagrow	295	262	13%	—	—	—	N/A
ConvaTec
Ostomy	594	554	7%	164	159	3%	N/A
Wound Therapeutics	488	441	11%	149	143	4%	N/A

**	Change is in excess of 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$5,381	$4,057	$19,348	$17,256

Cost of products sold	1,817	1,395	6,218	5,739
Marketing, selling and administrative	1,343	1,284	4,855	4,800
Advertising and product promotion	483	415	1,465	1,340
Research and development	908	799	3,282	2,991
Acquired in-process research and development	230	—	230	—
Provision for restructuring, net	139	53	183	59
Litigation expense, net	—	346	14	302
Gain on sale of product assets	—	—	(273)	(200)
Equity in net income of affiliates	(131)	(138)	(524)	(474)
Other expense, net (a)	331	240	364	299

	5,120	4,394	15,814	14,856

Earnings/(Loss) from Continuing Operations Before Minority Interest and Income Taxes	261	(337)	3,534	2,400
Provision/(Benefit) for income taxes	177	(183)	803	538
Minority interest, net of taxes	217	16	763	440

Net (Loss)/Earnings from Continuing Operations	(133)	(170)	1,968	1,422

Net Earnings from Discontinued Operations	44	36	197	163

Net (Loss)/Earnings	$(89)	$(134)	$2,165	$1,585

Earnings per Common Share

Basic:
Net (Loss)/Earnings from Continuing Operations	$(.07)	$(.09)	$1.00	$.73
Net Earnings from Discontinued Operations	.02	.02	.10	.08

Net (Loss)/Earnings per Common Share	$(.05)	$(.07)	$1.10	$.81

Diluted:
Net (Loss)/Earnings from Continuing Operations	$(.07)	$(.09)	$.99	$.73
Net Earnings from Discontinued Operations	.02	.02	.10	.08

Net (Loss)/Earnings per Common Share	$(.05)	$(.07)	$1.09	$.81

Average Common Shares Outstanding:

Basic	1,975	1,961	1,970	1,960
Diluted	1,975	1,961	1,980	1,963

(a) Other expense, net
Interest expense	$97	$128	$422	$498
Interest income	(57)	(73)	(241)	(274)
Foreign exchange transaction losses	1	6	28	6
Other expense, net	290	179	155	69

	$331	$240	$364	$299

APPENDIX I

BRISTOL-MYERS SQUIBB COMPANY

DILUTED EARNINGS PER COMMON SHARE EXCLUDING SPECIFIED ITEMS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Reconciliation of Diluted (Loss)/Earnings per Common Share from Continuing Operations:

Diluted (Loss)/Earnings per Common Share from Continuing Operations	$(.07)	$(.09)	$.99	$.73

Specified Items:

Productivity Transformation Initiative	.12	—	.12	—
Auction rate securities impairment	.14	—	.14	—
Upfront and milestone payments and acquired in-process research and development	.12	.01	.17	.02
Downsizing and streamlining of worldwide operations	.02	.04	.06	.10
Gain on sale of properties and product assets	—	—	(.08)	(.06)
Litigation matters	—	.14	—	.13
Debt retirement costs	—	.07	—	.07
Tax item	—	—	(.02)	.02

Total Specified Items	.40	.26	.39	.28

Diluted Earnings per Common Share from Continuing Operations and Excluding Specified Items	$.33	$.17	$1.38	$1.01

Reconciliation of Diluted (Loss)/Earnings per Common Share Including Discontinued Operations:

Diluted (Loss)/Earnings per Common Share Including Discontinued Operations	$(.05)	$(.07)	$1.09	$.81

Specified Items noted above	.40	.26	.39	.28

Diluted Earnings per Common Share Including Discontinued Operations and Excluding Specified Items	$.35	$.19	$1.48	$1.09

APPENDIX 2

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, dollars in millions)

Three months ended December 31, 2007

	Cost of products sold	Marketing, selling and administrative	Research and development	Acquired in-process research and development	Provision for restructuring, net	(Gain)/Loss on sale of product assets	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$—	$139	$—	$6	$145
Accelerated depreciation and asset impairment	102	8	—	—	—	—	—	110
Process standardization implementation costs	—	5	—	—	—	32	—	37

	102	13	—	—	139	32	6	292

Other:
Product liability	—	—	—	—	—	—	10	10
Upfront and milestone payments and acquired in-process research and development	—	—	5	230	—	—	—	235
Auction rate securities impairment	—	—	—	—	—	—	275	275
Accelerated depreciation, asset impairment and contract termination	31	—	—	—	—	—	23	54
Gain on sale of properties	—	—	—	—	—	—	(9)	(9)

	$133	$13	$5	$230	$139	$32	$305	857

Income taxes on items above								(70)

(Increase)/Decrease to Net Earnings from Continuing Operations								$787

Three months ended December 31, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense/ (income), net	Other expense/ (income), net	Total
Litigation Matters:
Pharmaceutical pricing and sales litigation	$—	$—	$—	$353	$—	$353
Claim for damages	—	—	—	—	13	13
Insurance recovery	—	—	—	(7)	—	(7)

	—	—	—	346	13	359

Other:
Debt retirement costs	—	—	—	—	220	220
Downsizing and streamlining of worldwide operations	—	—	53	—	—	53
Accelerated depreciation and asset impairment	29	14	—	—	—	43
Milestone payments	—	35	—	—	—	35

	$29	$49	$53	$346	$233	710

Income taxes on items above						(196)

(Increase)/Decrease to Net Earnings from Continuing Operations						$514

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Unaudited, dollars in millions)

Twelve months ended December 31, 2007

	Cost of products sold	Marketing, selling and administrative	Research and development	Acquired in-process research and development	Provision for restructuring, net	Litigation expense, net	(Gain)/Loss on sale of product assets	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$—	$139	$—	$—	$6	$145
Accelerated depreciation and asset impairment	102	8	—	—	—	—	—	—	110
Process standardization implementation costs	—	5	—	—	—	—	32	—	37

	102	13	—	—	139	—	32	6	292
Other:
Litigation settlement	—	—	—	—	—	14	—	—	14
Insurance recovery	—	—	—	—	—	—	—	(11)	(11)
Product liability	—	—	—	—	—	—	—	15	15
Upfront and milestone payments and acquired in-process research and development	—	—	162	230	—	—	—	—	392
Auction rate securities impairment	—	—	—	—	—	—	—	275	275
Downsizing and streamlining of worldwide operations	—	—	—	—	44	—	—	—	44
Accelerated depreciation, asset impairment and contract termination	77	—	—	—	—	—	—	23	100
Gain on sale of properties and product assets	—	—	—	—	—	—	(273)	(9)	(282)

	$179	$13	$162	$230	$183	$14	$(241)	$299	839

Income taxes on items above									(33)
Change in estimate for taxes on a prior year item									(39)

(Increase)/Decrease to Net Earnings from Continuing Operations									$767

Twelve months ended December 31, 2006

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation settlement expense/ (income)	Gain on sale of product asset	Other expense/ (income), net	Total
Litigation Matters:
Pharmaceutical pricing and sales litigation	$—	$—	$—	$—	$353	$—	$—	$353
Product liability	—	—	—	—	—	—	11	11
Claim for damages	—	—	—	—	—	—	13	13
Commercial litigations	—	—	—	—	(14)	—	—	(14)
Insurance recovery	—	—	—	—	(37)	—	—	(37)

	—	—	—	—	302	—	24	326
Other:
Debt retirement costs	—	—	—	—	—	—	220	220
Accelerated depreciation, asset impairment and contract termination	167	4	15	—	—	—	—	186
Upfront and milestone payments	—	—	70	—	—	—	—	70
Downsizing and streamlining of worldwide operations	—	—	—	59	—	—	—	59
Gain on sale of product asset	—	—	—	—	—	(200)	—	(200)

	$167	$4	$85	$59	$302	$(200)	$244	661

Income taxes on items above								(149)
Change in estimate for taxes on prior year items								39

(Increase)/Decrease to Net Earnings from Continuing Operations								$551